Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Juliet Glassroth 301.461.4675
glassrothj@ruderfinn.com

Carpenter Technology Corp Announces New Leadership

READING, Pa. - October 12, 2009 - Carpenter Technology Corporation (NYSE:CRS), a world leader in the development and production of high performance specialty alloys, announced today that it will be formally splitting the roles of Chairman and Chief Executive Officer into two positions. The Board of Directors appointed Gregory A. Pratt to serve as chair of the Board and interim CEO and president, replacing Anne L. Stevens in those positions. Carpenter is currently conducting a search for a CEO to serve as Ms. Stevens’ successor, after which Mr. Pratt will serve as non-executive chair.

“This decision aligns Carpenter with emerging trends in best practices for corporate governance of public companies and accountability to shareholders.  It is a win for investors and a win for customers, “ Pratt said of the new structure.  “After three years of positive contributions, Anne Stevens has announced her decision to resign. We thank Anne for her service to the company. The new CEO will focus on bringing our innovative new technologies and alloys to our customers.“ Carpenter joins the growing list of U.S. firms that have determined that splitting these posts is the best structure for senior leadership of publicly traded companies.

Pratt has been a company director since 2002, and has recently served as the chairman of the Audit/Finance Committee and has also recently served as the company’s Lead Independent Director. He is President of the Capital Area Chapter of the National Association Of Corporate Directors, a non-profit organization focused on improving boardroom dynamics. He is the former President and CEO of OAO Technology Solutions, a global leader in IT solutions and services for Fortune 500 corporations and global outsourcing firms.

Carpenter is a leading international producer and distributor of specialty alloys including stainless steels, titanium alloys, superalloys, specialty tool and die steels, and powder products. Carpenter provides materials solutions for the most extreme challenges in the aerospace, industrial, medical, energy, automotive and consumer sectors.

Source: Carpenter Technology Corporation